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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                (Amendment No. 5)
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               Inamed Corporation
 ------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

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
    Delaware                                                     59-0920629
    (State of Incorporation                                    (IRS Employers
    or Organization)                                           Identification No.)


5540 Ekwill Street - Suite D, Santa Barbara California         93111-2919
(Address of principal executive offices)                       (Zip Code)

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If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. |_|

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |_|

Securities Act registration statement file number to which this form relates:
____________
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

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
Title of Each Class                                       Name of Each Exchange on Which
to be so Registered                                       Each Class is to be Registered
        None                                                            None
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Securities to be registered pursuant to Section 12(g) of the Act:

                        Preferred Share Purchase Rights
                                (Title of Class)
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         The undersigned registrant hereby amends its Registration on Form 8-A, as amended, by adding the information set forth below.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


         On November 16, 1999, the Inamed Corporation (the "Company") and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agent") enter into an Amended and Restated Rights Agreement (the "Amended and Restated Rights Agreement") between the Company and the Rights Agent. The Amended and Restated Rights Agreement provides for the substitution of one one-thousandth of a share of Series A Junior Participating Preferred Stock (the "Preferred Stock") for each share of common stock issuable upon the exercise of rights. Each one one-thousandth of a share of the Preferred Stock is designed to have a value approximately equal to, and rights similar to, one share of common stock.

         This summary description of the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement which is attached hereto as Exhibit 1 and is incorporated herein by reference.

ITEM 2.    EXHIBITS

         The undersigned registrant hereby amends Item 2 to the Form by restating Item 2, to read as follows:

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
Exhibit No.              Description
-----------              -----------
(1)                      Amended and Restated Rights Agreement, dated as of
                         November 16, 1999, between the Inamed Corporation and
                         U.S. Stock Transfer Corporation, as Rights Agent.

(2) Form of Certificate of Designations with respect to Series A Junior Participating Preferred Stock (attached as Exhibit A to the Amended and Restated Rights Agreement).

(3) Form of Rights Certificate (attached as Exhibit B to the Amended and Restated Rights Agreement).

(4) Summary of Rights to Purchase Preferred Shares (attached as Exhibit C to the Amended and Restated Rights Agreement).
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                                   SIGNATURES


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                                            INAMED CORPORATION



Date:  November 19, 1999                    By:/s/ Ilan K. Reich
                                               --------------------------------
                                               Name:  Ilan K. Reich
                                               Title: President
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                                  EXHIBIT INDEX

Exhibit

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
      1. Amended and Restated Rights Agreement, dated as of November 16, 1999, between Inamed Corporation and U.S. Stock Transfer Corporation, as Right Agent.

      2. Form of Certificate of Designations with respect to Series A Junior Participating Preferred Stock (attached as Exhibit A to the Amended and Restated Rights Agreement).

      3. Form of Rights Certificate (attached as Exhibit B to the Amended and Restated Rights Agreement).

      4. Summary of Rights to Purchase Preferred Shares (attached as Exhibit C to the Amended and Restated Rights Agreement).
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